Exhibit 14(f)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement on Form N-14 of Merrill Lynch Large Cap Series Funds, Inc. of our reports dated December 10, 2002 appearing in the October 31, 2002 Annual Report of Mercury Large Cap Value Fund of Mercury Large Cap Series Funds, Inc. and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights -- Mercury Value" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 24, 2003